Exhibit 21.1

Subsidiary Name	Place of Registration
VAALCO Energy (USA), Inc.	Delaware
VAALCO Gabon (Etame), Inc.	Delaware
VAALCO Production (Gabon), Inc.	Delaware
VAALCO Angola (Kwanza), Inc.	Delaware
VAALCO Energy (EG), Inc.	Delaware
VAALCO Energy Mauritius (EG), Ltd	Mauritius
VAALCO Gabon S.A.	Gabon
VAALCO Energy (International) LLC	Delaware
VAALCO Energy (Holdings), LLC	Delaware
VAALCO International Management, LLC	Delaware
VAALCO Energy Canada, Inc.	Province of Alberta
TG Energy UK Ltd	United Kingdom
VAALCO Egypt Holdings Inc.	Turks & Caicos
TG Holdings Yemen Inc.	Turks & Caicos
VAALCO West Bakr Inc.	Turks & Caicos
VAALCO West Gharib Inc.	Turks & Caicos
TG Energy Marketing Inc.	Turks & Caicos
VAALCO NW Gharib Inc.	Turks & Caicos
VAALCO S Ghazalat Inc.	Turks & Caicos
VAALCO Energy Cote d’Ivoire AB	Sweden
VAALCO Energy Cote d’Ivoire Holding AB	Sweden
SPE Nigeria AB	Sweden
VAALCO Energy Cote d’Ivoire SPE AB	Sweden
Svenska Nigeria Exploration & Production Ltd	Nigeria